UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2012

DARA BioSciences, Inc.
      (Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Offices; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2012, Stephen O. Jaeger was appointed to fill a vacancy on the Board of Directors of DARA BioSciences, Inc. (the "Company").  Mr. Jaeger will serve on the Company's Audit Committee and Compensation Committee.  Mr. Jaeger was awarded a stock option to purchase 50,000 shares of the Company’s common stock in connection with his appointment.

Mr. Jaeger was appointed to the Company’s Board of Directors pursuant to that certain Agreement and Plan of Merger by and among the Company, Oncogenerix, Inc., Oncogenerix Acquisition Corporation, Christopher Clement, in his capacity as the Stockholders’ Representative (the “Stockholders’ Representative”) and the parties named as Principal Stockholders therein dated January 17, 2012 (the “Merger Agreement”).  The Merger Agreement provides that the Stockholder’s Representative is entitled to appoint one individual, subject to the approval of the Company’s Board of Directors (which approval shall not be unreasonably withheld or delayed), who satisfies the requirements for an independent director under applicable federal securities laws and the applicable rules of any national securities exchange upon which the Company’s Common Stock is listed.  The Stockholder’s Representative identified Stephen O. Jaeger as its candidate for appointment pursuant to the Merger Agreement.  The Company’s Nominating and Governance Committee then reviewed Mr. Jaeger’s background and experience and recommended his appointment to the Board of Directors who unanimously approved his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: July 19, 2012	By:	/s/ David J. Drutz
Name: David J. Drutz
Title: Chief Executive Officer